The following Amended and Restated Certificate of Incorporation is compiled from the official Amended and Restated Certificate of Incorporation dated September 3, 2020, and the subsequent Certificate of Amendment dated June 15, 2021.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNIT CORPORATION

UNIT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.The present name of the corporation is Unit Corporation (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 28, 1986 (the “Certificate of Incorporation”).
2.The Certificate of Incorporation was amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 16, 2000, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 4, 2006 (collectively, the “Certificate of Incorporation”).
3.This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates and integrates and further amends the Certificate of Incorporation, and has been duly adopted under the Joint Chapter 11 Plan of Reorganization of Unit Corporation and its affiliated debtors [Docket 129] (as it may be amended, modified or supplemented from time to time, the “Plan”), filed in the chapter 11 cases of In re Unit Corporation, et al. in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), Case No. 20-32740 (DRJ), which Plan was confirmed on August 6, 2020 by order of the Bankruptcy Court and thereby has been approved under Sections 242, 245 and 303 of the DGCL.
4.This Amended and Restated Certificate of Incorporation will become effective on filing with the Secretary of State of the State of Delaware.
5.The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as follows:
ARTICLE I
The name of the corporation is Unit Corporation (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
4.1Authorized Shares. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 26,000,000, of which 25,000,000 shares are common stock, par value $0.01 per share (“Common Stock”) and 1,000,000 shares are preferred stock, par value $0.01 per share (“Preferred Stock”).
4.2Preferred Stock. The Board of Directors is hereby granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each series, the number of shares thereof and the voting powers, full or limited, and any other powers, designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof as stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and set forth in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the DGCL. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required under any Preferred Stock Designation.
4.3Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock possess exclusively all voting power and each share of Common Stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the Voting Stock, voting together as a single class, without a separate vote of the holders of the Common Stock.
4.4Restriction on Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, to the extent provided by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”), the Corporation is not authorized to issue any non-voting equity securities; provided, however, that this Section 4.4 (i) has no force or effect beyond that required under Section 1123 of the Bankruptcy Code and will no longer apply once Section 1123 of the Bankruptcy Code is inapplicable to the Corporation and (ii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
4.5Dissolution, Liquidation or Winding Up. On the dissolution, liquidation, or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock are entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
5.1Management. Except as provided by law or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or other provisions of this Amended and Restated

Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the bylaws of the Corporation.
(a)Number of Directors. The number of directors of the Corporation will be fixed from time to time by, or in the manner provided in, the bylaws of the Corporation (subject to Section 10.1(a). Subject to adjustment in the manner provided in the bylaws of the Corporation and Section 10.1(a), the number of directors as of the date of this Amended and Restated Certificate of Incorporation is as fixed in the Plan and may be increased or decreased in the manner provided in the bylaws of the Corporation. Each individual designated by the Plan to serve as a director of the Corporation as of the effective time of the Plan and as set forth in Section 5.1(c) below (each such director, an “Initial Director”) will hold office from the time specified in the Plan until that director’s successor has been elected and qualified at the annual meeting of stockholders of the Corporation held in 2021 or 2022, as applicable, or, if earlier, until that director’s resignation, retirement, removal from office, death, or incapacity.
(b)Term and Election of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into two classes designated Group I and Group II. Each class will consist, as nearly as possible, of one-half of the total number of such directors. Each director will hold office until his or her successor is elected and qualified or until that director’s earlier resignation, retirement, removal from office, death, or incapacity. At each annual meeting of the stockholders of the Corporation, the successors to the directors whose terms expire at that meeting will be elected by a plurality vote of all votes cast at the meeting. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the then outstanding Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected.
(c)Initial Directors. The name and mailing address of the persons who are to serve as the Initial Directors are:
(i)GROUP I:
Steven B. Hildebrand
3001 S Aster Avenue
Broken Arrow, OK 74012

David T. Merrill
8200 South Unit Drive
Tulsa, OK 74132

Andrei Verona
106 E. 19th Street, Fl 7
New York, NY 10003

(ii)GROUP II:
Robert R. Anderson
11528 S. Hudson Avenue
Tulsa, OK 74137

Alan J. Carr
200 East 57th Street, Apt. 16L
New York, NY 10022

Phil Frohlich
6930 S. Columbia Avenue
Tulsa, OK 74136

Philip Smith
6600 S. Harvard Avenue
Tulsa, OK 74136

Each Group I Director shall initially serve until the Corporation’s annual meeting of stockholders in 2021 (the “2021 Annual Meeting”) or until their successors are elected and qualified, and each Group II Director shall initially serve until the Corporation’s annual meeting of stockholders in 2022 (the “2022 Annual Meeting”) or until their successors are elected and qualified. Commencing at the 2021 Annual Meeting, each nominee for director shall stand for election to a two (2) year term expiring at the second annual meeting of stockholders occurring after such director’s election and until such director’s successor is duly elected and qualified, subject to such director’s earlier resignation, retirement, removal from office, death or incapacity.
(d)Vacancies. Except as the DGCL may otherwise require, any vacancies on the Board of Directors, including vacancies resulting from death, resignation, disqualification, removal, or other cause, including newly created directorships, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director whose seat is being filled, or, in the case of a newly created directorship, until the next annual meeting at which the appointed director stands for election, and, in each case, until the director’s successor has been elected and qualified or until the director’s earlier resignation, retirement, removal from office, death in capacity. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director.
(e)Removal of Directors. Subject to any rights, contractual or otherwise, of any stockholders to designate a director to (and to remove such designee from) the Board of Directors, any director or the entire Board of Directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed, with or without cause, by an affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock.
(f)Submission to Stockholders. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any act or contract for approval and ratification by the vote of the holders of a majority of the voting power of the Voting Stock represented in person or by proxy at such meeting and entitled to vote thereon.
(g)Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.
(h)Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships will be governed by the terms of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto. Notwithstanding Section 5.1(a) hereof, the number of directors that may be elected by the holders of any such series of Preferred Stock will be in addition to the number fixed under Section 5.1(a) hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having a right to elect additional directors are divested of such right under the provisions of that stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by law, bylaws of the Corporation may be adopted, amended or repealed by (i) the Board of Directors without any action on the part of the stockholders, except as may be otherwise provided by applicable law or (ii) the stockholders by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class.
ARTICLE VII
To the fullest extent permitted by the DGCL and other applicable law, a director of the Corporation is not personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or elimination of this Article VII shall be prospective only and no repeal or modification will affect the application of this provision regarding any act or omission by a director occurring before such amendment, repeal or elimination.
ARTICLE VIII
8.1Dual Role Persons. To the fullest extent permitted by the DGCL and except as otherwise set forth in Section 8.1(c) or expressly agreed to by a Dual Role Person (as defined below) in a separate written instrument signed by a Dual Role Person with the Corporation:

(a)To the extent provided in this Article VIII, but subject to Section 8.1(c), the Corporation renounces any interest or expectancy of the Corporation or any of its controlled Affiliates (as defined below) in, or in being offered an opportunity to participate in, any Corporate Opportunity (as defined below) that are from time to time presented to any Dual Role Person. Subject to Section 8.1(c), no Dual Role Person or any of that person’s respective Representatives (as defined below) shall owe any fiduciary duty to, nor will any Dual Role Person or any of that person’s Representatives be liable for breach of fiduciary duty to, including with respect to any doctrine of corporate opportunity, the Corporation or any of its stockholders in connection with a Corporate Opportunity (as defined below). Any Dual Role Person or any of that person’s Representatives may lend money to, and transact other business with, the Corporation and its Representatives if otherwise approved by the Board of Directors in writing. The rights and obligations of any such person who lends money to or transacts business with the Corporation or any of its Representatives are the same as those of a person who has no other interest in the Corporation or any of its Representatives, subject to other applicable law. No transaction between a Dual Role Person or any of that person’s Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, is voidable solely because any Dual Role Person or any of that person’s Representatives has a direct or indirect interest in the transaction. To the fullest extent permitted by the DGCL and other applicable law, any Dual Role Person or any of that person’s Representatives may conduct any other business, including serving as an officer, director, employee, stockholder, partner or equityholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, and receive any compensation in connection therewith.
(b)No Dual Role Person or any of that person’s Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its subsidiaries and its and their Representatives or (ii) doing business with any of the Corporation’s or its subsidiaries, or its or their Representatives’ clients or customers. In the event that any Dual Role Person or any of that person’s Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for the Corporation or its subsidiaries or any of its or their Representatives, such Dual Role Person or Representatives, as the case may be, has no duty to communicate or offer such Corporate Opportunity to the Corporation or its subsidiaries or any of its or their Representatives, subject to Section 8.1(c). No Dual Role Person or any of that person’s Representatives is liable to the Corporation, its subsidiaries, any of its or their stockholders or any of its or their Representatives for breach of any fiduciary duty by reason of the fact that a Dual Role Person or any of that person’s Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or its subsidiaries or any of its or their Representatives, subject to Section 8.1(c).
(c)The Corporation does not renounce any interest or expectancy of the Corporation or any of its Affiliates in, or in being offered an opportunity to participate in, any Corporate Opportunity that (i) is presented to a director of the Corporation solely in that person’s capacity as a director of the Corporation, (ii) is in the Corporation’s lines of business, and (iii) the Corporation is financially able to undertake; provided that, in all events, a Dual Role Person or its Representatives may pursue the Corporate Opportunity if the Board of Directors decides in writing not to pursue such Corporate Opportunity.

(d)For purposes of this Article VIII:
“Affiliate” means, with respect to any person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person and, in respect of a stockholder of the Corporation, any investment fund, vehicle or holding company of which such stockholder or any Affiliate of such stockholders serves as the general partner, managing member or discretionary manager or advisor.
“Corporate Opportunity” means any investment or business opportunity or potential transaction or matter, including without limitation those that might be in the Corporation’s or its subsidiaries’ lines of business, of practical advantage to the Corporation or its subsidiaries or one in which the Corporation or its subsidiaries but for this Article VIII would have an interest or a reasonable expectancy.
“Dual Role Person” means any of the following, individually or collectively, other than any person who is an employee (including an officer) of the Corporation or any of its subsidiaries: (A) any stockholder of the Corporation and (B) any person elected, appointed or otherwise serving as a director of the Corporation in accordance with the terms hereof, and, in each case of clauses (A) and (B), any of such stockholder’s or person’s Affiliates (other than, if applicable, the Corporation and its subsidiaries).
“Representatives” means, with respect to any entity or person, the directors, officers, employees, general partners, or managing member of such entity or person.
8.2Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, will adversely affect any right or protection of any person granted hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
8.3Notice of Article. To the fullest extent permitted by law, any entity or person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation is deemed to have notice of and consented to the provisions of this Article VIII.
ARTICLE IX
9.1Stockholder Consent Rights. Commencing at such time as the Corporation does not have any class of securities registered pursuant to Section 12 of the Exchange Act, and for so long as the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, until the earlier to occur of (x) the Consenting Noteholders (as defined in the Plan as of the date hereof) ceasing to hold at least 50% of the outstanding shares of Voting Stock and (y) a public offering of Common Stock has occurred and shares of the Corporation’s Common Stock with a value of at least $250 million are listed for trading on a national securities exchange (based on either (i) the price per share of Common Stock in the applicable initial public offering or (ii) the ten (10) day volume weighted average price for such shares of Common Stock listed on such exchange), the Corporation shall not, and shall cause its subsidiaries not to, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the actions referred to in this Section 9.1, without (in addition to any other vote required by law) the written consent or affirmative vote of the holders of at least 50% of the voting power of the then outstanding Voting Stock, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. The following acts and transactions are subject to this Section 9.1:
(a)Except as may be set forth in a Preferred Stock Designation, any increase or decrease in the size of the Board of Directors;
(b)Any fundamental change to the nature of the business of the Corporation that involves entry by the Corporation or its subsidiaries into any material line of business that is not related to the exploration, production, drilling, refinement, or distribution of oil and gas;
(c)Any entry by the Corporation or any of its material subsidiaries into voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party;
(d)The consummation of a public offering of Common Stock, except any public offering the Corporation is obligated to conduct pursuant to the Registration Rights Agreement entered into pursuant to the Plan;
(e)[Reserved].
(f)Any action that would cause the Corporation to be treated as other than a C corporation for U.S. federal income tax purposes;
(g)[Reserved].
(h)[Reserved].
(i)Any amendment, restatement, modification or waiver of this Amended and Restated Certificate of the Corporation or the bylaws of the Corporation to eliminate any of these consent rights in this Section 9.1;
provided, however, that none of subsections (a)-(i) of this Section 9.1 shall apply to any transaction contemplated by the Plan or at any time that the Corporation has a class of securities registered pursuant to Section 12 of the Exchange Act.
9.2Certain Information. For purposes of Section 9.1, commencing at such time as the Corporation does not have any class of securities registered pursuant to Section 12 of the Exchange Act, and for so long as the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, the Corporation may, from time to time, request that each Consenting Noteholder provide the Corporation with the number of shares of Voting Stock owned by the Consenting Noteholder as of the date of such request together with reasonable evidence thereof.
ARTICLE X
[Reserved].
ARTICLE XI
The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, this Amended and Restated Certificate of Incorporation, or the bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation is deemed to have notice of and consented to the provisions of this Article XII.
ARTICLE XIII
The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law, and all rights (other than as expressly stated otherwise in Article VII or Article VIII) at any time conferred on the stockholders or the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article XIII.
ARTICLE XIV
14.1Restrictions on Transfer of Securities. To ensure the preservation of certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer of Corporation Securities (as defined below) are hereby established as more fully set forth in this Article XIV, including as the same may be modified in accordance with Section 14.8(c) below.
14.2Definitions. For purposes of this Article XIV, the following terms shall have the meanings indicated below or as otherwise determined in accordance with Section 14.8(c) (and any references to any portions of Treasury Regulation sections 1.382-2T, 1.382-3, and 1.382-4 shall include any successor provisions):
“Agent” means an agent designated by the Board of Directors.
“Corporation Securities” means (i) shares of Common Stock, (ii) any other class of stock (unless such class of stock is exempted by the Board of Directors) and (iii) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation section 1.382-2T(f)(18) in the determination of the Board of Directors.
“Excess Securities” means Corporation Securities that are the subject of a Prohibited Transfer.

“Percentage Stock Ownership” means the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 (including, without limitation, the deemed exercise of options, warrants and other rights to acquire stock under certain circumstances); provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any Person and (2) for the sole purpose of determining the Percentage Stock Ownership of any Person that is an entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such Person pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A).
“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.
“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.
“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XIV.
“Restriction Release Date” means the earliest of:
(i)    the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation;
(ii)    the beginning of a taxable year of the Corporation (or any successor thereof) in which the Board of Directors determines that no Tax Benefits are available;

(iii)     the date selected by the Board of Directors if the Board of Directors determines that it is in the best interests of the Corporation’s stockholders for the restrictions set forth in Section 14.3 to be removed or released; and

(iv)     five (5) years from the Effective Date.

“Substantial Stockholder” means a Person with a Percentage Stock Ownership of 4.75% or more.

“Tax Benefit” means any net operating loss carryovers, capital loss carryovers, disallowed business interest expense carryforwards, general business credit carryovers, and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder, of the Corporation or any direct or indirect subsidiary thereof.
“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.
“Transfer” means the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation section 1.382-4(d)(9), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Tax Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Stockholder).

14.3Prohibited Transfers. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such Corporation Securities to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person shall become a Substantial Stockholder other than by reason of Treasury Regulation section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest of any Substantial Stockholder shall be increased. Nothing in this Article XIV shall preclude the settlement of any transaction with respect to Corporation Securities entered into through the facilities of the Depository Trust Company; provided, however, that such a transaction shall still constitute a Prohibited Transfer and the Corporation Securities and Persons involved in such transaction shall remain subject to the provisions of this Article XIV in respect of such transaction.
14.4Exceptions; Authorized Transfers.
(a)The restrictions set forth in Section 14.3 shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof in accordance with Section 14.4(b) below, or (2) if such Transfer is made as part of (A) certain transactions approved by the Board of Directors upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock, (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption by the Corporation of a Corporation Security pursuant to the terms of such security. For the avoidance of doubt, nothing in this Article XIV shall be taken to preclude or restrict the

Corporation from issuing or redeeming shares (including to or from a Person who is or would be a Substantial Stockholder), including any Transfers made pursuant to the Plan.
(b)The restrictions contained in this Article XIV are for the purposes of reducing the risk that any “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person that desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize the Proposed Transaction in accordance with this Section 14.4. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the number and Percentage Stock Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board of Directors authorize the Proposed Transaction pursuant to this Section 14.4. The Board of Directors shall, in good faith, endeavor to respond to each Request within thirty (30) business days of receiving such Request; provided, however, that the failure of the Board of Directors to respond during such thirty (30) business day period shall not be deemed to be a consent to the Transfer. The Board of Directors may authorize a Proposed Transaction unless the Board of Directors determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), (a) would create a material risk that the Tax Benefits may be jeopardized or (b) would not be in the best interests of the Corporation. Any determination by the Board of Directors not to authorize a Proposed Transaction shall cause such Proposed Transaction to continue to be treated as a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board of Directors may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board of Directors), in each case, as to such matters as the Board of Directors may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board of Directors shall reimburse the Corporation, within thirty (30) calendar days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. The Board of Directors may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board of Directors hereunder may be given prospectively or retroactively.
(c)The Board of Directors may determine that the restrictions set forth in Section 14.3 shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to this Section 14.4, subject to any conditions that the Board of Directors deems reasonable or appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.
(d)The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article XIV through duly authorized committees, officers or agents of the Corporation. Nothing in this Section 14.4 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
14.5Legend; Notation. The Board of Directors may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Article XIV:
“THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “CHARTER”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CHARTER) OF CORPORATION SECURITIES (AS DEFINED IN THE CHARTER) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY CAUSE A PERSON TO BECOME, OR TO INCREASE THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY, A “SUBSTANTIAL STOCKHOLDER” AS DEFINED IN THE CHARTER. A COMPLETE AND CORRECT COPY OF THE CHARTER SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XIV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

14.6Treatment of Excess Securities.
(a)No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Unless and until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, or an approval is obtained under Section 14.4, to the fullest extent permitted by law, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess

Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 14.6 shall also be a Prohibited Transfer.
(b)If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 14.3, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Corporation Securities or otherwise would adversely affect the value of Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain all or a portion of such sales proceeds to the extent not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 14.6(c) if the Agent rather than the Purported Transferee had resold the Excess Securities.
(c)Agent shall apply any proceeds or any other amounts received by it in accordance with Section 14.6(b) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for Corporation Securities on the day before the Prohibited Transfer, (2) if Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors in its discretion), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.75% Percentage Stock Ownership interest shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board of Directors, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership of 4.75% or more. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 14.6 inure to the benefit of the Corporation.
(d)In the event of any Transfer that does not involve a transfer of Corporation Securities within the meaning of Delaware law but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in Section 14.3, the application of Sections 14.6(b) and (c) shall be modified as described in this Section 14.6(d). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Stockholder and/or any Person whose ownership of Corporation Securities is attributed to or taken into account with respect to such Substantial Stockholder shall, in the case of Section 14.6(b), be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Article XIV. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 14.6(b) and (c), except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer as determined in the discretion of the Board of Directors. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person. The purpose of this Section 14.6(d) is to extend the restrictions in Section 14.3 and Section 14.6(b) to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section 14.6(d), along with the other provisions of this Article XIV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
(e)If the Purported Transferee fails to surrender the Excess Securities, the proceeds of a sale thereof, or any Prohibited Distributions to the Agent within thirty (30) calendar days from the date on which the Corporation makes a written demand pursuant to Section 14.6(b), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 14.6(e) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Article XIV to be void ab initio, or (B) preclude the Corporation in its discretion from immediately instituting legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XIV.
(f)The Corporation shall make the written demand described in Section 14.6(b) within thirty (30) calendar days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of this Article XIV shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 14.6 shall constitute a waiver or loss of any right of the Corporation under this Article XIV.
14.7Obligation to Provide Information. Any Person that is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall promptly provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article XIV or as otherwise relates to the preservation of the Tax Benefits. For the avoidance of doubt, such information may include information as the Corporation may reasonably request to determine whether Section 382(l)(5) of the Tax Code may apply to the “ownership change” (as defined in the Tax Code) occurring pursuant to the implementation of the Plan.  In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by or under common control with the proposed transferee, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Article XIV or as otherwise relates to the preservation of the Tax Benefits. Without limiting any other provisions of this Article XIV, in the event that any Person fails to provide the information as described in this Section 14.7, then, the Board of Directors shall have the power, to the fullest extent permitted by applicable law, to (x) limit such Person’s rights with respect to being a stockholder of the Corporation, including, without limitation, the right to vote its Corporation Securities or receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and/or (y) refuse to accept any Transfer of Corporation Securities and may prohibit and/or void such Transfer, in each case, for so long as such failure continues; provided, however, the Board of Directors shall not exercise the powers described above unless and until it has consulted with nationally recognized tax counsel experienced in the requirements of U.S. federal tax law (including regulations thereunder and administrative interpretations thereof) for preservation of Tax Benefits and concluded, based upon such consultation, that the information that has not been provided is reasonably necessary to preserve such Tax Benefits.
14.8Board Authority.
(a)The Board of Directors shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Article XIV, including, without limitation, (i) the identification of Substantial Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer from the restrictions of Section 14.3, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 14.6(c), and (vii) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XIV.
(b)In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XIV for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XIV.

(c)Nothing contained in this Article XIV shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or modify the Persons, in each case, covered by this Article XIV, (B) modify the definitions of any terms set forth in this Article XIV, (C) extend the Restriction Release Date, or (D) modify the terms of this Article XIV as appropriate, in each case, in order to prevent an ownership change for purposes of section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a method of notice as the Secretary of the Corporation shall deem reasonably appropriate.
(d)In the case of an ambiguity in the application of any of the provisions of this Article XIV, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XIV requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XIV. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XIV. The Board of Directors may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XIV through duly authorized officers or agents of the Corporation. Nothing in this Article XIV shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
14.9Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of one or more officers of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XIV, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.
14.10Benefits of this Article XIV. Nothing in this Article XIV shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XIV. This Article XIV shall be for the sole and exclusive benefit of the Corporation and the Agent.
14.11Severability. The purpose of this Article XIV is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.
14.12Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XIV, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.